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                                                                  EXHIBIT 10.32

                               SEVERANCE AGREEMENT
                        AND GENERAL RELEASE OF ALL CLAIMS

         The intent of this Agreement and Release is to mutually, amicably and finally resolve and compromise all issues and claims surrounding the employment of STEPHEN FLORY, (the "Employee") by GATEFIELD CORPORATION, (the "Company") and the termination thereof. The execution of this Agreement shall not in any way be considered an admission of any liability on the part of the Company.

         1. The Company has notified Employee that his position is being eliminated as part of a reduction in force and that his employment with the Company is being terminated effective August 18, 1998. In exchange for the Release described below, the Company agrees to pay Employee the severance package as described in Section 2 below. This amount includes money which is not due to him now, or in the future, and which is valuable consideration for the promises and undertakings set forth herein.

         2. The Severance Package consists of the following:

         SEVERANCE PAY:

         The Company will continue to pay Employee his monthly base salary payable on the 15th and last day of each month for a period of up to twelve (12) months from August 19, 1998 through August 18, 1999 during which time Employee shall be deemed an inactive employee. In the event Employee becomes re-employed, these payments would cease at that time. Base salary does not include FSA, car plan payments, or bonuses. The period of time that Employee is receiving Severance Pay shall be deemed the Severance Period.

         VACATION PAY:

         The Company will pay Employee the equivalent of two (2) weeks vacation pay payable on August 31, 1998.

         GROUP INSURANCE:

         Employee's group coverage for medical, dental, life, AD&D, LTD and Supplemental Life will remain in effect through such period of time as Employee is paid Severance Pay as stated above. At that time, Employee may elect COBRA coverage.

         COMPUTER:

         Employee will be provided with the Company computer he has used during his employment with the Company except for any peripheral computer accessories and equipment, e.g. the scanner, which will stay with the Company. Employee agrees to copy all business files and records that are stored on this computer onto a Company computer or drive.

         OTHER BENEFITS:

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         401 (k) PLAN:

         Employee's participation in the Company's 401 (k) Plan will cease upon termination of Severance Pay as stated above. The Company will not be liable for matching contributions after August 18, 1998. Employee will receive a lump sum distribution for the amount of Employee's vested account balance within approximately 90 days after ceasing participation in the Plan. If Employee's vested account balance is greater than $3,500, Employee may elect to leave his money in the Plan.

         STOCK OPTION PLAN:

         Employee is vested in the Company's stock option plan as follows:

              -   Q4 1997         Vested options - 58,825
              -   Q1 1998         Vested options - 18,218
              -   Q2 1998         Vested options - 19,290
              -   Q3 1998         Vested options - 21,433

                  TOTAL VESTED OPTIONS - 117,766

         Employee has until 90 days after the date of termination of the Severance Pay as stated above to exercise these vested stock options. There shall be no further vesting of stock options. The Q4 1997 stock option bonus plan shall apply to the Q4 1997 vested options when such options are exercised.

         STOCK PURCHASE PLAN:

         Employee may either remain in the Plan for the duration of the third quarter 1998 or elect to withdraw from the Plan and receive a refund. If Employee remains in the Plan, Employee's certificate and any remaining balance will be mailed to him in November 1998.

         MISCELLANEOUS:

         Employee shall be entitled to keep a voice mail extension and an email account during the Severance Period. Employee shall be entitled to use part time administrative support from Cindy Brinkmann for handling any communication that comes to Employee in care of the Company. In addition, Employee may continue to use the Company's Club Sport membership during the Severance Period or for so long as the Company keeps such membership, whichever occurs first.

         3. Employee agrees that the terms and conditions of this Agreement are strictly confidential and shall not be disclosed to any other persons except his counsel, immediate family, financial advisor or as required by applicable law.

         4. In consideration for the payment and undertakings described above Employee, his representatives, successors, and assigns, do hereby completely release and forever discharge, the Company, its parent, affiliated and subsidiary corporations, and its shareholders, officers and all other representatives, agents, directors, employees, successors and assigns, from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, know or unknown, which Employee may now have, or has ever had, against them arising from or in any way

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connected with the employment relationship between the parties, any actions during the relationship, or the termination thereof, including but not limited to all "wrongful discharge" claims; and all claims relating to any contracts of employment, express or implied; any tort of nature; any federal, state, or municipal statute or ordinance; any claims under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, 42 U.S.C. Section 1981 and any other laws and regulations relating to employment discrimination any and all claims for attorney's fees and costs.

         5. Employee has read Section 1542 of the Civil Code of the State of California, which provides as follows:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         Employee understands that Section 1542 gives him the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right. Having been so apprised, he nevertheless hereby voluntarily elects to, and does, waive the rights described in Section 1542, and elects to assume all risks for claims that now exist in his favor, KNOWN or UNKNOWN, from the subject of this Agreement.

         6. This Agreement shall act as an assignment to the Company of any capital stock held by Employee in a foreign subsidiary of the Company.

         7. This Agreement constitutes the entire understanding of the parties on the subjects covered. Employee expressly warrants that he has read and fully understands this Agreement; that he has had the opportunity to consult with legal counsel of his own choosing and to have the terms of the Agreement fully explained to him; that he is not executing this Release in reliance on any promises, representations or inducements other than those contained herein; and that he is executing this Release voluntarily, free of any duress or coercion.

                                               GATEFIELD CORPORATION

Dated:  August 17, 1998                        By:  /s/ James R. Fiebiger, CEO

Dated:  August 18, 1998                        By: /s/ Stephen Flory, Employee